AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 27, 2000
                                                             FILE NO. ___-______
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                   SCHEDULE TO

            TENDER OFFER STATEMENT UNDER SECTION 14(D)(1) OR 13(E)(1)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

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                          JLK DIRECT DISTRIBUTION INC.
                            (Name of Subject Company)

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                          JLK DIRECT DISTRIBUTION INC.
                        (Name of Filing Person -- Issuer)

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                 CLASS A COMMON STOCK, $.01 PAR VALUE PER SHARE
                         (Title of Class of Securities)

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                                    46621C105
                      (CUSIP Number of Class of Securities)

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Please send all correspondence to:                 With a copy to:

  KEVIN G. NOWE, SECRETARY                        LEWIS U. DAVIS, JR.
 JLK DIRECT DISTRIBUTION INC.        BUCHANAN INGERSOLL PROFESSIONAL CORPORATION
    1600 TECHNOLOGY WAY                           ONE OXFORD CENTRE
       P.O. BOX 231                                301 GRANT STREET
         LATROBE                                     PITTSBURGH
       PENNSYLVANIA                                  PENNSYLVANIA
        15650-0231                                    15219-1410
     (724) 539-5000                                 (412) 562-8880

                  (Name, address and telephone number of person authorized to receive notices and communications on behalf of filing person)

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                            CALCULATION OF FILING FEE
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    Transaction Valuation                           Amount of Filing Fee
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            N/A (1)                                      $0.00
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(1) No filing fee is required pursuant to general instruction D of Schedule TO.

[ ]Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: $__________________________
Filing Party: _____________________________________
Form or Registration No.: _________________________
Date Filed: _______________________________________

[X] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

[X] third-party tender offer subject to Rule 14d-1.
[X] issuer tender offer subject to Rule 13e-4.
[X] going-private transaction subject to Rule 13e-3.
[ ] amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: [ ]

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On September 27, 2000, JLK Direct Distribution Inc. filed Form 10-K for the fiscal year ended June 30, 2000 with the Securities and Exchange Commission. Such filing is incorporated herein by reference.